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                                                                     EXHIBIT 5.1


                          [Shaw Pittman LLP Letterhead]

October 11, 2001


Commercial Net Lease Realty, Inc.
450 S. Orange Avenue, Suite 900
Orlando, FL 32801

RE:           REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

        We have acted as counsel for Commercial Net Lease Realty, Inc., a Maryland corporation (the "Company"), in connection with the Company's issuance pursuant to a Registration Statement on Form S-4 (File No. 333-66428) (the "Registration Statement") of an aggregate of up to 4,757,135 shares of Common Stock, par value $0.01 per share (the "Common Stock") and 2,187,209 shares of 9% Non-Voting Series A Preferred Stock, par value $0.01 per share (the "Preferred Stock"), pursuant to an Agreement and Plan of Merger, dated as of July 1, 2001 (the "Merger Agreement"), between the Company and Captec Net Lease Realty, Inc., a Delaware corporation ("Captec"), pursuant to which Captec will be merged with and into the Company (the "Merger"), with the Company as the surviving entity.

        As counsel for the Company, we are familiar with the proceedings taken and proposed to be taken by the Company and have participated in the preparation of the Registration Statement, the Merger Agreement and other agreements, certificates, documents executed and delivered pursuant to the Merger Agreement. For purposes of this opinion, we have assumed that such proceedings will be timely completed in the manner presently proposed and that the form of Articles Supplementary with respect to the Preferred Stock, filed as an exhibit to the Registration Statement (the "Articles"), will be substantially similar to the Articles Supplementary to be filed with, and accepted by, the State Department of Assessments and Taxation of Maryland. In rendering our opinion, we have also examined the following:

        1. the First Amended and Restated Articles of Incorporation of the Company, as certified by the Secretary of the Company as of the date hereof;

        2.      the Articles;

        3. the By-Laws of the Company as in effect on the date hereof, as certified by the Secretary of the Company as of the date hereof;

        4. resolutions of the Board of Directors of the Company adopted as of June 28, 2001, as certified by the Secretary of the Company on the date hereof;

        5.      an executed copy of the Merger Agreement; and

        6.      the Registration Statement.


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Commercial Net Lease Realty, Inc.
October 11, 2001
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        In our examination of the foregoing, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, or facsimile copies and the authenticity of the originals of such latter documents, and the legal capacity of natural persons.

        As to any facts material to the opinions expressed herein, we have relied upon a certificate of officers of the Company. We have not investigated or verified the accuracy of such factual matters. We also have made such inquiry of officers and representatives of the Company as we have determined to be necessary in order to give such opinions.

        In rendering this opinion, we have assumed that each party (other than the Company) that has executed or will execute an agreement to which the Company is a party has all requisite power and authority and has taken all necessary action to execute and deliver such agreement and to perform the transactions contemplated thereby, and that each such agreement is the legal, valid, and binding obligation of such party (other than the Company) enforceable against such party in accordance with its terms.

        Based on the forgoing and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that:

        1. The issuance of the Common Stock has been duly authorized by all necessary corporate action on the part of the Company, and, when issued and delivered by the Company in accordance with the terms of the Merger Agreement, against payment of the consideration set forth therein, the Common Stock will be validly issued, fully paid and non-assessable.

        2. Upon the filing of the Articles with, and the acceptance of the Articles by, the State Department of Assessments and Taxation of Maryland, in substantially the same form as filed as an exhibit to the Registration Statement, the issuance of the Preferred Stock will have been duly authorized by all necessary corporate action on the part of the Company, and, when issued and delivered by the Company in accordance with the terms of the Merger Agreement, against payment of the consideration set forth therein, the Preferred Stock will be validly issued, fully paid and non-assessable.

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Commercial Net Lease Realty, Inc.
October 11, 2001
Page 3

        The foregoing opinion is, with your concurrence, predicated upon and qualified by the following:

        a. The foregoing opinion is based upon and is limited to the published compilations of the General Corporation Law of the State of Maryland and the relevant laws of the United States of America. We render no opinion with respect to the laws of any other jurisdiction.

        b.      We assume no obligation to update the opinion set forth herein.

        c. Our opinion is based upon and is limited to the matters set forth and the laws and regulations as in effect on the date of this letter, and no other opinions should be inferred beyond the matters expressly stated.

        d. Except to the extent expressly set forth above, in rendering the opinion set forth herein we have relied upon the assumptions set forth in Section 4 of the Third-Party Legal Opinion Report, including the Legal Opinion Accord (the "Accord"), of the Section of Business Law of the American Bar Association, dated 1991, and except to the extent expressly set forth above, this opinion does not address the legal issues set forth in Section 19 of the Accord.

        We are furnishing this opinion to you solely in connection with the Registration Statement and the transactions contemplated therein. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our express written permission.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption "Additional Information--Legal Matters" in the prospectus/proxy statement that constitutes a part of the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.



                                                     Very Truly Yours,

                                                     /s/ Shaw Pittman LLP

                                                     Shaw Pittman LLP